EXHIBIT 2.12.

                                                        Execution Copy




                  LEASE MODIFICATION AGREEMENT

                             between

                      BECKMAN COULTER, INC.

                           as Tenant,

                     NPDC-EY PALO ALTO TRUST

                           as Landlord

                               and

                     NPDC-RI PALO ALTO TRUST

                      as Remainder Landlord

                       Dated June 25, 1998

                            PROPERTY

               1050 Page Mill Road, Palo Alto, CA

     THIS LEASE MODIFICATION AGREEMENT is made as of this 25th

day of June 1998 by and among NPDC-EY PALO ALTO TRUST, a Delaware business trust, having an office at c/o Cardinal Capital

Partners, Inc., 8411 Preston Road, 8th Floor, Dallas, Texas

75225-5520 ("Landlord"), NPDC-RI PALO ALTO TRUST, a Delaware

business trust, having an office at c/o Cardinal Capital

Partners, Inc., 8411 Preston Road, 8th Floor, Dallas, Texas

75225-5520 ("Remainder Landlord"), and BECKMAN COULTER, INC., a

Delaware corporation, having its principal office at 4300 N.

Harbor Boulevard, P.O. Box 3100, Fullerton, California

92834-3100, ("Tenant").

     WHEREAS, concurrently with the entering into of this

Agreement, Remainder Landlord, Landlord and Tenant have entered into a lease, dated as of the date hereof, with respect to the real property described on the cover page of this Lease

Modification Agreement (as such Lease has been amended and

modified pursuant to this Lease Modification Agreement, the

"Lease"); and

     WHEREAS, the rentals due under the Lease, as originally

executed, are payable in Dollars; and

     WHEREAS, Landlord, Remainder Landlord and Tenant have agreed to amend the Lease to provide that payment of rents thereunder shall be in Yen, so long as there is in place a currency swap or swaps which provide for the exchange of the Yen rents which

Landlord is entitled to receive for an amount in Dollars equal to the Dollar amounts of rent originally designated in the Lease,

and provided further that Landlord has the assurance that at such time as such currency swap or swaps are no longer in place, the rent due under the Lease will again be payable in Dollars, as contemplated by the Lease as originally executed without regard to its amendment in this Lease Modification Agreement;

     IN CONSIDERATION of the mutual agreements herein contained and other good and valuable consideration, Remainder Landlord,

Landlord and Tenant hereby covenant and agree as follows:

1.   Certain Definitions

     (a)  "Basic Dollar Rent" means the Dollar amount of the

monthly installment of Basic Rent to be paid under Paragraph 4(a)

of the Lease as in effect without regard to this Lease

Modification Agreement.

     (b)  "Basic Yen Rent" means the amount of Yen specified in a

Qualifying Exchange Agreement.

     (c)  "Conversion Notice" means a notice from Tenant to

Landlord, as described in Paragraph 3(a) below, requesting

conversion of the Basic Rent payments due under the Lease to

Dollars, instead of the Yen which are due pursuant to this Lease

Modification Agreement.

     (d)  "Dollar" or "Dollars" means the currency of the United

States of America.

     (e)  "Lease" means that certain Lease among Remainder

Landlord, Landlord and Tenant, as defined in the first Recital of this Lease Modification Agreement.

     (f)  "Qualifying Exchange Agreement" means a currency swap agreement (i) pursuant to which a Qualifying Financial

Institution undertakes to pay Landlord on or before the first

Business Day (as defined in the Lease) of each month an amount in

Dollars equal to the Basic Dollar Rent and Landlord agrees to pay such Qualifying Financial Institution on the same date a sum certain in Yen, as set forth in such Qualifying Exchange

Agreement; and (ii) which shall have the other terms and

conditions set forth in Paragraph 2(b) hereof.  "Qualifying

Exchange Agreement" shall also mean two or more currency swap agreements which in the aggregate satisfy the requirements of a

Qualifying Exchange Agreement hereunder, and shall mean such agreement, as modified, amended and supplemented from time to time.

     (g)  "Qualifying Financial Institution" means one or more

banks or other financial institutions, each of which, at the time of the execution or transfer of the Qualifying Exchange

Agreement, shall have assets of at least 10 billion Dollars and a long term senior unsecured debt rating, from Standard & Poor's and any one of Moody's, Duff & Phelps or Fitch Investors

Services, of at least A+ (single A plus) or equivalent, provided that if any such financial institution is not headquartered in the United States and any applicable rating agency requires such a legal opinion, such financial institution shall provide a

standard legal opinion with respect to enforceability of any order or judgment of any court or other governmental or

administrative agency obtained in the United States against such financial institution in the jurisdiction where such financial institution is headquartered.

     (h)  "Voluntary Termination" means a voluntary early

termination of a Qualifying Exchange Agreement by Landlord

pursuant to Tenant's giving of a Conversion Notice under Section

3 hereof.

     (i)  "Voluntary Termination Payment" means the amount, if

any, which Landlord will be obligated to pay pursuant to the

Qualifying Exchange Agreement in the event Landlord effects a

Voluntary Termination of such Qualifying Exchange Agreement.

     (j)  "Voluntary Termination Receipt" means the amount, if

any, which Tenant will be entitled to receive pursuant to the

Qualifying Exchange Agreement in the event Landlord effects a

Voluntary Termination of such Qualifying Exchange Agreement,

including the amount, if any, by which the payment made by Tenant under Paragraph 3(a) hereof exceeds the Voluntary Termination

Payment then due.

     (k)  "Yen" means the currency of Japan.

     Except as otherwise stated above, the capitalized terms

contained in this Lease Modification Agreement shall have the same meaning as in the Lease.

2.   Modification of Lease

     (a)  The Lease is deemed modified so that the currency of

the Lease shall be in Yen and shall remain in Yen, in that in lieu of Basic Dollar Rent, Tenant shall be obligated to pay Basic

Yen Rent to Landlord and Landlord shall be obligated to accept

Basic Yen Rent from Tenant, in each case so long as each of the conditions set forth in this Paragraph 2(a) are in full force and effect.  The conditions to such Lease modification and payment in

Yen are as follows:  (i) as of the date on which Basic Dollar

Rent is due, a Qualifying Exchange Agreement shall be in full force and effect (including a Qualifying Exchange Agreement which replaces or extends a Qualifying Exchange Agreement which is scheduled to terminate or has terminated); (ii) no notice of termination shall have been given pursuant to and in accordance with such Qualifying Exchange Agreement by any party thereto; and

(iii) the conditions precedent to the payment by the Qualifying

Financial Institution of its Dollar payments thereunder have been satisfied or waived.

     (b)  Landlord shall enter into a Qualifying Exchange

Agreement (including any replacement or extended Qualifying

Exchange Agreement), provided that:  (i) other than in the event of Voluntary Termination as described in Section 3 hereof,

Landlord shall have no obligation to the Qualifying Financial

Institution for the payment of termination or breakage costs or other related costs, if applicable, by reason of nonpayment of

Yen under such Qualifying Exchange Agreement so long as Landlord has arranged for, and given an irrevocable letter of direction to, Tenant to pay the Yen constituting the Basic Yen Rent to the

Qualifying Financial Institution and the nonpayment of such Yen is not otherwise attributable to the action or inaction of

Landlord; (ii) any positive payments from the Qualifying

Financial Institution on account of termination of the Qualifying

Exchange Agreement will be paid to Tenant; (iii) Landlord will not be obligated to pay the costs associated with arranging such

Qualifying Exchange Agreement on Landlord's behalf, but all such costs will be paid by Tenant; (iv) such Qualifying Exchange

Agreement shall permit a Voluntary Termination upon notice from

Landlord and payment or prepayment by Landlord of any costs of termination, as set forth in Section 3 below; and (v) under the

Qualifying Exchange Agreement, Landlord shall be required only to make such representations and assume such obligations (other than payment of termination or breakage costs, which shall be governed by subsections (i) and (iv) above) which are customarily made or assumed by a counterparty to an ISDA multicurrency cross-border currency swap agreement.  Any replacement or extended Qualifying

Exchange Agreement shall be on substantially the same terms and conditions as to Landlord as those of the initial Qualifying

Exchange Agreement.

     (c)  Immediately as of the date that any of the conditions to payment of Basic Yen Rent set forth in Paragraph 2(a) are no longer satisfied, the modification of the Lease set forth in this

Paragraph 2(a) shall be automatically rescinded, Tenant's

obligation for payment of Basic Rent under the Lease shall

convert to an obligation to pay Basic Dollar Rent and not Basic

Yen Rent, and Paragraphs 2(a) and 2(b) of this Lease Modification

Agreement shall be of no further force and effect.

3.   Voluntary Termination

     (a)  Tenant shall have the right, subject to the conditions set forth in this Paragraph 3(a), to cause Basic Rent payments under the Lease to become payable as Basic Dollar Rent instead of

Basic Yen Rent.  To exercise this right, Tenant shall send a written notice (the "Conversion Notice") to Landlord, specifying the rent payment date as of which such conversion is to take effect.  If such conversion would result in a Voluntary

Termination Payment, such conversion shall not become effective unless Tenant shall first have paid pursuant to Landlord's

direction letter an amount which is equal to the sum of (i) the

Voluntary Termination Payment and (ii) the other amounts, if any,

required to be paid to the Qualifying Financial Institution under the Qualifying Exchange Agreement as a result of such Voluntary

Termination.  The amount of such Voluntary Termination Payment shall constitute Additional Rent under the Lease.

     (b)  Landlord and Tenant agree that upon Landlord's receipt of the Conversion Notice and Tenant's payment of the amounts, if any, required under the preceding Paragraph 3(a), Landlord shall give the Qualifying Financial Institution notice of a Voluntary

Termination of the Qualifying Exchange Agreement in the form attached hereto as Exhibit A. In the event that there is more than one Qualifying Exchange Agreement with respect to the Lease,

such notice of Voluntary Termination shall be given by Landlord with respect to each such Qualifying Exchange Agreement.

     (c)  In the event that Landlord's Voluntary Termination of a

Qualifying Exchange Agreement results in a Voluntary Termination

Receipt, the amount of such Voluntary Termination Receipt shall be payable directly to Tenant by the Qualifying Financial

Institution.

     (d)  Upon the effective date of any Voluntary Termination,

the Tenant's obligation to pay Basic Rent shall convert to an obligation to pay Basic Dollar Rent, as set forth in Para

graph 2(c) of this Lease Modification Agreement, and Paragraphs

2(a) and 2(b) of this Lease Modification Agreement shall be of no further force and effect.

4.   Restrictions on Landlord's Actions

     (a)  Landlord shall take no action to effect a Voluntary

Termination of the Qualifying Exchange Agreement unless it

receives a Conversion Notice as provided under Paragraph 3(a).

     (b)  Landlord shall not seek to effect an early termination of the Qualifying Exchange Agreement other than as set forth in paragraph 3(a) hereof or except as such Qualifying Exchange

Agreement expressly authorizes it to do so.  Landlord shall also take no action which will give the Qualifying Financial

Institution a right to effect any other early termination of the

Qualifying Exchange Agreement.  Nothing herein shall require

Landlord to make Yen payments to the Qualifying Financial

Institution under the Qualifying Exchange Agreement if the Basic

Yen Rents corresponding to such Yen payments have not been paid to Landlord or if such Yen payments have been paid at Landlord's direction to the Qualifying Financial Institution.  Without

limiting the generality of the foregoing, Landlord shall take no action which would result in an Event of Default or Termination

Event under a Qualifying Exchange Agreement including without limitation by reason of a Merger without Assumption or a Tax

Event Upon Merger (as therein defined).

     (c)  Landlord shall not assign its rights to the Lease

(other than as security) unless, as part of such assignment, the assignee becomes a party to any Qualifying Exchange Agreement then outstanding and assumes, in whole and not in part,

Landlord's obligations thereunder.  In addition, Landlord shall not assign its rights under any Qualifying Exchange Agreement

(other than as security) unless, as part of such assignment, the assignee becomes a party to the Lease and assumes, in whole and not in part, Landlord's obligations thereunder.

5.   Governing Law; Other

     (a)  This Lease Modification Agreement shall be governed by and construed according to the laws of the state in which the

Leased Premises are situated.

     (b)  The parties hereto agree that it is intended that the

Lease and the Lease Modification Agreement together (i) represent a single indivisible agreement between the parties and (ii) are interdependent and interrelated.

     IN WITNESS WHEREOF, Remainder Landlord, Landlord and Tenant

have caused this instrument to be executed under seal as of the day and year first above written.

                              LANDLORD:

                              NPDC-EL PALO ALTO TRUST


                              By: M. SCOTT KIPP

                              Its: Administrative Trustee




                              REMAINDER LANDLORD:

                              NPDC-EL PALO ALTO TRUST



                              By: M. SCOTT KIPP

                              Its: Administrative Trustee



                              TENANT:

                              BECKMAN COULTER, INC.


                              By: JAMES T. GLOVER

                              Its: Vice President and Controller